FOLEY & LARDNER LLP
ATTORNEYS AT LAW

100 NORTH TAMPA STREET, SUITE 2700
TAMPA, FL 33602-5810
P.O. BOX 3391
TAMPA, FL 33601-3391
813.229.2300 TEL
813.221.4210 FAX
www.foley.com

June 23, 2005

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Accentia Biopharmaceuticals, Inc. (the “Company”) of a Registration Statement (No. 333-122769) on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C (the “Prospectus”) under the Securities Act of 1933, as amended, and the public offering of up to 7,187,500 shares of the Company’s common stock, par value $0.001 per share, including: (i) 6,250,000 underwritten shares and (ii) up to 937,500 shares for which the underwriters have been granted an over-allotment option (collectively, the “Shares”). We understand that 1,000,000 Shares are to be sold by the selling stockholder identified as such in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus and the Company’s Amended and Restated Articles of Incorporation (as amended) and Amended and Restated Bylaws, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions set forth in this letter are limited solely to the laws of the State of Florida and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction. This letter has been prepared and is to be construed in accordance with the Reports on Standards for Opinions of Florida Legal Counsel for Business and Real Estate Transactions (September 1998) (the “Report”) and the Report is incorporated by reference in this letter.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

Accentia Biopharmaceuticals, Inc.

June 23, 2005

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable. We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP